Exhibit (10)

May 14, 2007

Citibank, N.A., as Administrative Agent is pleased to notify your institution that Ecolab Inc.’s (“Ecolab” or the “Company”) request for Extension of Commitments as defined in Section 2.19 of the Credit Agreement dated as of June 1, 2006, has successfully passed with 100% Bank consent.

Effective today, the new Stated Termination date is June 1, 2012.

On behalf of the Company, we thank you for your support.